EXHIBIT 5.1

[Carroll & Carroll, P.C. Letterhead]

May 11, 2015

Biolase, Inc.

4 Cromwell

Irvine, California 92618

Ladies and Gentlemen:

We have acted as special counsel to Biolase, Inc., a Delaware corporation (the “Company”), in connection with the registration of 4,843,992 shares of common stock, $0.001 par value per share (the “Shares”), of which (i) 3,800,000 Shares may be issued under the Company’s 2002 Stock Incentive Plan, as amended (the “Plan”); (ii) 172,282 Shares may be issued under the Stock Option Agreement by and between the Company and Jeffrey M. Nugent, dated July 13, 2014 (the “Nugent Inducement Stock Option Agreement”); and (iii) 871,710 Shares may be issued under the Stock Option Agreement by and between the Company and David C. Dreyer (the “Dreyer Inducement Stock Option Agreement,” and together with the Nugent Inducement Stock Option Agreement, the “Inducement Stock Option Agreements”), dated March 9, 2015, and the preferred stock purchase rights associated with the Shares (the “Rights”) to be issued pursuant to the Rights Agreement dated as of December 31, 1998 between the Company and Computershare Trust Company, N.A. (“Computershare”) (as successor to U.S. Stock Transfer Corporation), as rights agent (the “Rights Agent”), as amended by that certain Amendment to Stockholder Rights Agreement, dated as of December 19, 2008, by and between the Company and the Rights Agent, that certain Second Amendment to Stockholder Rights Agreement, dated as of February 4, 2014, by and between the Company and the Rights Agent, and that certain Amended and Restated Second Amendment to Stockholder Rights Agreement, dated as of March 17, 2014, by and between the Company and the Rights Agent, issuable under the Biolase, Inc. 2002 Incentive Award Plan (as amended by the Board of Directors on July 14, 2014 and approved by stockholders on August 27, 2014 with respect to 1,500,000 of the Shares, and as amended by the Board of Directors on March 20, 2015 and approved by stockholders on April 27, 2015 with respect to 2,300,000 of Shares) (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. No opinion is being expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares and the associated Rights.

As special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of Shares and the associated Rights under the Plan and the Inducement Stock Option Agreements, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

We are opining herein as to the effect on the subject transaction only of the General Corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Shares and the associated Rights which may be issued and sold by the Company pursuant to the Plan and Inducement Stock Option Agreements, when issued and sold in accordance with the Registration Statement and the related prospectuses, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any prospectus contained therein, and any amendments or supplements thereto.

Very truly yours,
/s/ CARROLL & CARROLL, P.C.